Exhibit 99.1
WYNDHAM WORLDWIDE TO INCREASE LEGACY LITIGATION RESERVE:
WILL RESULT IN A CHARGE TO THIRD QUARTER EARNINGS
COMPANY AFFIRMS GUIDANCE FOR THIRD QUARTER AND FULL YEAR
PARSIPPANY, NEW JERSEY (September 14, 2007) — Wyndham Worldwide Corporation (NYSE: WYN) reported today that it expects to record a net, after-tax charge to earnings of approximately $17 million in the third quarter of 2007 for a legacy litigation matter.
As previously disclosed, in connection with the Company’s spin-off from Cendant Corporation (now Avis Budget Group Inc.), the Company assumed 37.5% of liabilities for litigation relating to certain lawsuits in which Cendant is named as the defendant. Avis Budget Group received an adverse order in a litigation matter, for which Wyndham Worldwide is 37.5% responsible. As a result, the Company expects to increase its legacy litigation reserve by approximately $27 million pre-tax, which will result in an approximate $17 million after-tax charge to third quarter earnings. The Company notes that legacy matters have added approximately $30 million pre-tax to its earnings in the first six months of 2007. The Company believes that Avis Budget Group has meritorious defenses to the lawsuit and that the court’s ruling was in error. Avis Budget Group has indicated that it will take all reasonable steps necessary to seek a reversal of the court’s decision. The Company further believes that any obligations arising from the Cendant legacy litigation will have no material impact on the Company’s core businesses.
“Our businesses continue to perform at or above expectations. The strength in our operating performance includes our consumer finance portfolio which, despite the recent adverse environment in the credit markets, continues to perform solidly,” said Stephen P. Holmes, Wyndham Worldwide chairman and chief executive officer.
Wyndham Worldwide affirms full year and third quarter 2007 guidance as follows:
•	Revenues of $4,340 — $4,480 million

•	Adjusted EBITDA of $845 — $860 million, excluding separation and related costs of $10 — $20 million ($6 — $12 million, after-tax) and legacy matters

•	Full year depreciation and amortization expense of $160 — $170 million

•	Interest expense of $65 — $75 million

•	Effective tax rate of 38%, excluding separation and related costs and legacy matters

•	Adjusted net income of $372 — $392 million, excluding separation and related costs and legacy matters

•	Full year Adjusted EPS of $2.02 — $2.13, excluding separation and related costs and legacy matters, based on weighted average shares of approximately 184 million as assumed on August 1, 2007

•	Third quarter Adjusted EPS of $0.70 — $0.73, excluding separation and related costs and legacy matters, based on weighted average shares of approximately 184 million as assumed on August 1, 2007.
The Company expects to report the full details of its third quarter results on October 31, 2007 followed by a webcast conference call.

Financial information discussed in this press release include both GAAP and non-GAAP measures, which include or exclude certain items, or reflect pro forma adjustments, related to the Company’s spin-off effective July 31, 2006. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. Non-GAAP measures are indicated as “Adjusted.”
It is not practical to provide a reconciliation of forecasted Adjusted EBITDA and EPS for the full year and third quarter 2007 to the most directly comparable GAAP measures, net income and earnings per share, because certain items cannot be reasonably estimated or predicted at this time. Any of those items could be significant to our financial results.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 6,500 franchised hotels and almost 542,000 hotel rooms worldwide. Group RCI offers its more than 3.4 million members access to over 60,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 140 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 30,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements in this press release can be identified by the use of the words “believes,” “expects,” and “will” or other words of similar meaning. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to trends for the Company’s revenues, earnings and related financial and operating measures, its Vacation Ownership loan portfolio and pending litigation.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward looking statements include general economic conditions, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those in the Company’s Annual Report on Form 10-K, filed with the SEC on March 7, 2007. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
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Investor contact:	Press contact:
Margo C. Happer Senior Vice President, Investor Relations Wyndham Worldwide Corporation (973) 753-6472 Margo.Happer@wyndhamworldwide.com	Betsy O’Rourke Senior Vice President, Marketing and Communications Wyndham Worldwide Corporation (973) 753-7422 Betsy.O’Rourke@wyndhamworldwide.com